Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-148663, Form S-8 No. 333-142963, Form S-8 No. 333-119616, Form S-8 No. 333-160535 and Form S-8 No. 333-168123) of GigaMedia Limited of our report dated June 30, 2011, on the consolidated financial statements and internal control over financial reporting of GigaMedia Limited (which report expresses an unqualified opinion on the consolidated financial statements and an adverse opinion on the effectiveness of the Company’s internal control over financial reporting), which appears on page F-1 and F-2 in this annual report on Form 20-F for the year ended December 31, 2010.
/s/ GHP HORWATH, P.C.

Denver, Colorado
June 30, 2011